Issuer Free Writing Prospectus dated December 10, 2018
Filed Pursuant to Rule 433
Registration Statement No. 333-227385

IMAC Holdings

Success Without Surgery



IMAC Holdings
Success Without Surgery

Investor Presentation
December 2018

Disclosures

This presentation, including the accompanying oral presentation (collectively, this "presentation"), does not constitute an offer to sell or a solicitation of an offer to buy any securities. This presentation is provided by IMAC Holdings, Inc. ("IMAC") for informational purposes only and should be kept confidential. No representations express or implied are being made by IMAC or any other person as to the accuracy or completeness of the information contained herein.

This presentation contains "forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements include statements about scalability, growing patient revenues, credit predictability and information concerning our future financial performance, business plans and objectives, potential growth opportunities, financing plans, competitive position, industry environment and potential market opportunities. Forward-looking statements can also be identified by words such as "will," “enables", ”expects", "may”, "allows“, "continues”, "believes,", "intends," "anticipates," "estimates" or similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. Moreover, we do not assume responsibility for the accuracy and completeness of forward-looking statements. As such, they are subject to inherent uncertainties, changes in circumstances, known and unknown risks and other factors that are difficult to predict and in many cases outside our control. Past performance does not guarantee future results.

You should not rely on any forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from our forward-looking statements are the risks that we may not be able to manage our anticipated or actual growth effectively, that our models do not adequately identify potential risks and other risks. We undertake no obligation to publicly update any forward-looking statements for any reason after the date of this presentation to confirm these statements to actual results or to changes in our expectations, except as required by law.

Free Writing Prospectus Statement

This presentation highlights basic information about us and the offering to which this communication relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities.

We have filed a registration statement (including a prospectus, which currently is in preliminary form) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this presentation relates. The registration has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and this offering.

You may access these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.The preliminary prospectus, dated December 10, 2018, is available on the SEC Web site at https://www.sec.gov/Archives/edgar/data/1729944/000149315218017233/forms-1a.htm. Alternatively, we or the underwriters participating in the offering will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto if you contact Elise Stern, Senior Managing Director of Institutional Equities and Head of Corporate Access for Dawson James Securities, at estern@dawsonjames.com or 561-208-2926.

IMAC Video



IMAC Offering Summary

Exchange	Nasdaq Capital Market
Symbol	IMAC
Shares Outstanding Pre-offering	6393050 (1)
Expected Offering Size	1,300,000 Common shares and warrants (units)
Over-Allotment Option	195,500 units
Price Range	$5.00 to $6.00 per unit
Use of Proceeds	Clinic expansion, R&D, debt repayment, working capital
Book Running Managers	Dawson James Securities, Cuttone & Co.

1. Reflects a 0.6869-for-1 reverse stock split, prior to the effectiveness of the offering

Disruptive Technology – Replacing Surgery With Cellular Medicine

Problems With Surgery	Regenerative Medicine Solutions
• Orthopedic surgery is typically expensive and painful, with lengthy recovery and rehab typically causing 6 – 8 weeks missed time at work (this is a driver for self insured companies to cover the full cost of a regenerative procedure)	• Minimally invasive regenerative therapy is typically less expensive with virtually no recovery time
• Payers typically face high patient treatment costs and lost productivity from orthopedic injuries	• Typically highly effective therapies at lower costs with no surprises and minimal lost productivity
• Orthopedic surgery patients typically prescribed opioids post-op, potential to develop dependence	• Opioid-free treatments typically address the underlying disorder and alleviate pain
• Often limited options for many non-orthopedic diseases/disorders that restrict movement (e.g., neuro, autoimmune, Lyme disease)	• NeoCyte, an off-the-shelf next-generation cellular therapeutic, holds promise where movement is restricted

Target Markets

Aging Baby Boomers & Sports Injuries

Rank	Operating Room Procedure*	# of Procedures
	Age 45-64	**4,382,700**
1	**Arthroplasty of knee**	**314,800**
2	**Spinal fusion**	**216,500**
3	Percutaneous coronary angioplasty	207,500
4	**Laminectomy, excision of intervertebral disc**	**199,200**
5	**Hip replacement, total and partial**	**188,000**
	Age 65-84	**4,094,500**
1	**Arthroplasty of knee**	**402,500**
2	**Hip replacement, total and partial**	**253,700**
3	Percutaneous coronary angioplasty	205,200
4	**Spinal fusion**	**155,900**
5	**Laminectomy, excision of intervertebral disc**	**149,000**
	Age 85+	**561,700**
1	**Treatment, fracture or dislocation of hip and femur**	**85,800**
2	**Hip replacement, total and partial**	**61,700**
3	Percutaneous coronary angioplasty	26,700
4	Colorectal resection	18,700
5	**Arthroplasty of the knee**	**18,200**

*99.9% of orthopedic procedures yield an opioid prescription

Rank	Operating room procedure	Aggregate cost for stays with OR procedure ($ billions)	Mean cost per stay ($ thousands)	Mean cost for IMAC treatment ($ thousands)
1	**Spinal fusion**	$12.0	$28.9	$9.2
2	**Arthroplasty of the knee**	$11.8	$16.3	$7.9
3	**Hip replacement, total & partial**	$8.3	$17.1	$8.1
4	Percutaneous coronary angioplasty (PTCA)	$8.1	$21.5	N/A
5	Cesarean section	$7.0	$6.1	N/A

SOURCE: Agency for Healthcare Research and Quality (AHRQ), Center for Delivery, Organization, and Markets, Healthcare Cost and Utilization Project (HCUP), 2014: published December 2017

Who is IMAC Holdings?


OZZIE SMITH
IMAC REGENERATION CENTER


DAVID PRICE
IMAC REGENERATION CENTER


TONY DELK
IMAC REGENERATION CENTER

- **Integrated Medicine and Chiropractic ("IMAC") Regeneration Centers, providing regenerative, orthopedic, non-opioid and minimally invasive procedures and therapies**

- **We establish and acquire regenerative, orthopedic and physical therapy centers and expand their products and services introducing economies of scale and increasing the profitability of the clinics; founded in 2000 with 1 clinic, IMAC currently operates 11 outpatient clinics across 3 states**

- **Enhancing value of acquired clinics through integration of proven, effective and profitable regenerative procedures**

- **For the 9 months ended September 30, 2018, IMAC Group generated $19.4 million in patient billings and had 72,499 patient visits, 21% higher than the comparable period in 2017**

Investment Highlights

- Demand for regenerative therapies is projected to reach $67.9 billion by 2019 (Orbis)
    - Outpatient rehab growing ~4% per year, nationwide
- Regenerative medicine is focused on minimally invasive, non-opioid based therapies
    - IMAC uniquely pairs comprehensive regenerative therapies with physical rehab services
    - IMAC's methods are cost-effective vs invasive surgical options
- Platform growing via de novo clinics and acquisition
    - First clinic opened August 2000, now 11 clinics
    - > 72,000 patient visits YTD 9/30/18 (21% YOY growth)
- Significant built-in earnings power
    - Experiencing month-to-month growth in patient visits
    - New clinics expected to reach breakeven within 9 months of opening
    - Revenue and profit upside from integration of regenerative therapies
- Developing valuable and leverageable stem cell technology
    - Acquired BioFirma, LLC in August 2018 for the purpose of stem cell manufacturing and research
    - Will apply technologies developed by Dr. White, PhD, CSO, in IMAC clinics
    - Potential revenue stream distributing product to third-party clinics
- Strong, multidisciplinary management team
    - Experienced healthcare practitioners and business operators

IMAC Executive Leadership

Chief Executive Officer

JEFFREY S. ERVIN

Chairman, Chief Executive Officer & Co-Founder of IMAC Holdings since March 2015

- Senior Financial Analyst for the Baptist Hospital System of Nashville
- Senior Financial Officer for Medicare.com parent Medx Publishing
- Instrumental in acquisition of Medicaid.com which was sold to United Healthcare Group
- Responsible for the negotiations and ultimate sale of Medicare.com to eHealth Insurance (NASD: EHTH)
- MBA from Vanderbilt University

Chief Operating Officer

MATTHEW C. WALLIS, DC

Director, Chief Operating Officer & Co-founder of IMAC Holdings since March 2015

- Founder of IMAC Regeneration Center of Kentucky in August 2000
- Licensed chiropractor in Kentucky from 1998 to 2018, during which he established the first IMAC Regeneration Center
- Implemented consistent operating efficiencies for our sale
- Doctor of Chiropractic (DC) degree from Life University

Chief Scientific Officer

IAN WHITE, PhD

Chief Science Officer of IMAC Holdings since August 2018

- Leading expert in the field of regenerative medicine with 20 years of experience
- Founder & CSO of BioFirma www.neocyte.com
- Adjunct position at Miami University Healthcare, Bascom Palmer Eye Institute where he leads the Translational Ocular Regenerative Medicine Unit
- Chairman of the Scientific Committee for the American Association of Stem Cell Physicians
- Ph.D. from the Ansary Stem Cell Institute of Cornell University

Chief Financial Officer

D. ANTHONY BOND, CPA

Chief Financial Officer of IMAC Holdings since October 2017

- Senior financial consultant for several healthcare organizations managing multi-state operations
- Group Chief Financial Officer for Symbion Surgery Centers, a company with 20 surgery center facilities and two hospitals
- B.A. degree in Accounting from Middle Tennessee State University

Independent Directors

DAVID "DEKE" ELLWANGER

Founding President HealthSpring
Sold to Cigna
Has been involved with 3 IPOs

GEORGE HAMPTON

EVP – Horizon Pharma (HZPN)
Experience in sales, marketing and operations, G.D. Searle, AbbVie, Amylin

DEAN WEILAND

Former Chief Executive Officer
Cogent Healthcare, Inc.
Founder and COO of
Renal Advantage Inc.

IMAC Services Offering

Net Revenue Contribution by Service


Regenerative Medicine
Medical Procedures
Physical Therapy
Chiropractic Treatments
5%
31%
31%
33%

As of 9/30/2018

- **Focus on non-invasive, non-opioid therapies**
- **Revenues are derived from multiple sources for payment of services**
- **Affordable and competitive**
- **Diverse revenue streams**
  - **50% cash pay**
  - **27% Medicare**
  - **23% commercial insurance**

Case Study: Torn ACL*

24-year-old elite athlete with torn anterior cruciate ligament ("ACL")

Before **After**



Case
Elite athlete tore ACL during soccer competition

Patient
Patient sought second opinion for speedier recovery than the 9 months expected after surgery

IMAC Evaluation
Practitioners review patient MRI and confirm diagnoses

IMAC Treatment
Patient goes through 12 weeks of treatments, twice in 13 months

Result
IMAC treatment successfully grew cartilage to space out bone grinding and alleviated all pain. The patient experienced relief after just 2 weeks of treatment.

* Results vary patient to patient and this is not intended to be a claim of efficacy in any unrelated case.

New Anchor Clinic Example of Successful Model

TONY DELK
IMAC REGENERATION CENTER




TONY DELK
IMAC REGENERATION CENTER

De Novo Clinic Example

Tony Delk Center Lexington, KY

- Anchor clinic; evaluating future satellite locations
- Total investment of $530,000
  - $342,000 equipment and working capital
  - $188,000 building renovations
  - 1st patient July 2, 2018
- Hired Medical Director Dr. Don Douglas
- Budgeted 9 months to cash profitability at a $700,000 cash investment
  - Gross patient charges
    - July: $38,623
    - August: $93,684
    - September: $130,867
- <u>September cash contribution was $16,000, 6 MONTHS AHEAD OF SCHEDULE</u>
- Success achieved via local endorsements, early adoption by the market and sharing of talent with an existing clinic

Recent Acquisition – Advantage Therapy


OZZIE SMITH
IMAC REGENERATION CENTER

L-R: Matt Wallis (COO of IMAC), Ozzie Smith, Chuck Renner (founder of Advantage Therapy), Jeff Ervin (CEO of IMAC)

Acquisition and integration strategy

- Step 1: Acquired profitable, established physical therapy practice
  - 0.7x net revenue; 97% stock and 3% cash
- Step 2: Add new high value regenerative services through licensed and experienced IMAC practitioners
  - 5% regenerative procedures can account for 30% sales
- Step 3: Rebrand and launch marketing to enhance awareness of IMAC Regeneration
- Step 4: Hire full-time medical staff to expand regenerative treatments

- Opportunity: No regenerative patients in 2018. Assuming patient penetration of 5% for regenerative procedures, Advantage can double its revenue in the 12 months following service integration.

IMAC BioFirma, LLC Acquisition

IMAC
REGENERATION CENTERS

NEOCYTE

THE Regenerative Outcomes FOUNDATION

NATIONAL SOCIETY OF REGENERATIVE MEDICINE

- **Leverage academic advancements and partnerships to develop a new generation of regenerative medicine cellular therapies**
- **Builds IMAC'S competitive advantage in regenerative medicine delivery**
- **Application pending for clinical trial qualifying for Regenerative Medicine Advanced Therapy ("RMAT") designation for cellular treatment of bradykinesia**
  - **Slowness of movement, shuffled walk, and muscle weakness**
  - **Common with Parkinson's disease, CTE, and Multiple Sclerosis**
- **Working closely with oversight groups (NSRM, ROF) and FDA to comply with regulations and ensure compliance, safety and efficacy**
- **Production of NeoCyte, an IMAC-branded regenerative product, demonstrating greater viability than two largest competitors (Nexcelom third-party researcher)**

NeoCyte – Lower Cost And Greater Viability (independent 3rd party evaluation)

Assay: BB Primary Cells

Sample ID: RM058(1)_Ct_180613-1227
Dilution Factor: 2.00

Count	Concentration
Total: 7079 cells	2.45x10^7 cells/mL
Live: 4672 cells	1.62x10^7 cells/mL
Dead: 2407 cells	8.29x10^6 cells/mL

Viability: 66.1%



Assay: DV Primary Cells

Sample ID: Liveyon Passive Thaw (from vial) 12.19.16
Dilution Factor: 2.00

Count	Concentration
Total: 5147 cells	1.78x10^7 cells/mL
Live: 3053 Cells	1.05x10^7 cells/mL
Dead: 2094 Cells	7.24x10^6 cells/mL

Viability: 59.3%



Utah Cord Bank
Now that's thinking ahead

Assay: DV Primary Cells

Sample ID: **StemVive**

Dilution Factor: 2.00

Count	Concentration
Total: 2510 cells	8.67x10^6 cells/mL
Live: 1062 cells	3.67x10^6 cells/mL
Dead: 1448 cells	5.00x10^6 cells/mL

Viability: 42.3%



Summary

66% live cells
NeoCyte

59% live cells
Liveyon

42% live cells
Utah Cord Bank

Competition

NeoCyte (30 million total) 20 million **live** cells in 1 cc cost $1,700; price per 10 million viable cells - **$850**
Liveyon (30 million total) 17 million **live** cells in 1 cc cost $1,800; price per 10 million viable cells **- $1,060**
Utah (9 million total) 4 million **live** cells in 1 cc cost $800; price per 10 million viable cells - **$2,000**

IMAC Growth Strategy



Open new outpatient locations and facilities; target breakeven in 9 months
Expand service offerings to employers and self-insured health plans
Continue to secure endorsements from well-known sports celebrities
Leverage existing resource infrastructure
Accelerate R&D of new regen med products, including leveraging investment in BioFirma
Expand advertising and marketing
Integrate state-of-the-art regenerative treatments

Clinic Visits & Procedures

Total Number of Clinic Visits & Procedures



Visits
Procedures
190,000
160,000
130,000
100,000
70,000
40,000
10,000
9 Months 2017
9 Months 2018

	9 Mos 2017	9 Mos 2018*	∆%
Visits	60,084	72,765	+21%
Procedures*	167,801	189,285	+13%

*** 9 Months Procedures are estimated***

Financial Highlights

- Revenue growth driven by
  - 21% increase in patient visits
  - 13% increase in procedures
    - Continue growth from existing operations
    - 1 de novo, 2 acquisitions in 9 MTH 2018
  - 9 months ended 9/30/18 Group Adjusted EBITDA of -$1,413,247 includes:
    - ~$1,800,000 expenses related to IPO (ongoing and one-time) and new clinics opening
      - $120,000 - one-time costs (acquisition and legal costs)
      - $1,528,378 – IPO-related preparation and direct costs (including $555,013 in accounting and $91,727 in legal)
    - -$571,998 in EBITDA attributable to new clinic startup costs
    - $674,734 increased staffing to support scalable growth in clinics
- Implemented anchor & satellite business model
  - Clinic-level profit within 9 months of open (anticipated)
- Experiencing continued growth in demand for regenerative therapies
- Significant built-in earnings power from recently added clinics
  - 4 clinics acquired in August 2018 (Advantage Hand)
  - Integrating profitable regenerative therapies



Patient Revenue
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$-
Gross Patient Revenue
Net Patient Revenue
9 Months Ended 2018
Annual 2017

*9 Months period ending Sep 30th

IMAC Current Clinics & Planned Expansion



IMAC
REGENERATION CENTERS
OZZIE SMITH
IMAC REGENERATION CENTER
CHESTERFIELD
ST. PETERS
S. SPRINGFIELD
N. SPRINGFIELD
MONETT
OZARK
IMAC
REGENERATION CENTERS
PADUCAH
MURRAY
TONY DELK
IMAC REGENERATION CENTER
LEXINGTON
DAVID PRICE
IMAC REGENERATION CENTER
BRENTWOOD
MURFREESBORO
BioFirma
IMAC RESEARCH & DEVELOPMENT CENTER
MIAMI
PLANNED EXPANSIONS:
ILLINOIS
KANSAS
OKLAHOMA
TEXAS
ANCHOR CLINICS



Number of IMAC Clinics
12
10
8
6
4
0
Chesterfield, MO
Murray, KY
Brentwood, TN
St Peters, MO
Murfreesboro, TN
Lexington, KY
Springfield, MO
January 1, 2016
April 1, 2016
July 1, 2016
October 1, 2016
January 1, 2017
April 1, 2017
July 1, 2017
October 1, 2017
January 1, 2018
April 1, 2018
July 1, 2018
October 1, 2018

- **Founding Director Dr. Matt Wallis has 18 years of experience integrating life sciences and healthcare services**
- **11 centers in 3 states (6 owned, 5 managed)**
- **Leverages regional pro-athlete celebrity patients as brand ambassadors**
- **Significant expansion opportunities in Illinois, Texas, Kansas, Oklahoma and Florida**

IMAC Anchor & Satellite Clinic Model


IMAC Anchor & Satellite Clinic Model
OZZIE SMITH
IMAC REGENERATION CENTER
Success Without Surgery!
DAVID PRICE
IMAC REGENERATION CENTER
IMAC
REGENERATION CENTERS
TONY DELK
IMAC REGENERATION CENTER
Chesterfield, MO
Springfield, MO
Brentwood, TN
Paducah, KY
Lexington, KY
S
S
S
S
S
S
S
Ozark, MO
Monett, MO
St. Peters, MO
Springfield, MO
Murfreesboro, TN
Murray, KY

Anchor

- Clinics staffed by Medical Doctor and PA or nurse practitioner, physical therapist, with support staff and chiropractor
- Regional sports celebrities are patient-spokespersons

Satellite

- Geographically positioned to access more patients
- Clinics staffed with nurse practitioner, physical therapist, and shared support staff
- Minor incremental marketing expenditure

Use of Proceeds*


Working Capital
Repayment of Interim Financing
Product Development & Enhancement
Clinic Expansion
25.1%
23.5%
7.8%
43.6%

* Assumes ~$6.4 million in net proceeds

In Summary

- ✓ **Acquiring regenerative medicine centers and introducing additional profitable regenerative products and services to treat orthopedic conditions without surgery or opioids**
  - Grew from a single clinic in 2015 to 6 clinics in 2017; currently 11 clinics
  - Plans to add more in key geographies both de novo and via acquisition
  - Efficiencies and profitability enhanced by an anchor & satellite business model and integration of regenerative
- ✓ **Positioned to tap a large and growing market with treatments directed toward the aging U.S. population, with 10,000 baby boomers turning 65 daily through 2029**
  - Repairs soft tissue damage typically in half the time of surgery with little-to-no recovery time
  - Non-surgical approach provides a low-cost alternative to surgery
- ✓ **Revenues are derived from multiple sources supporting payment for services**
  - Affordable, regenerative, cash-pay medicine accounts for about half of revenues
  - Third-party payor for physiological treatments, such as PT, account for the remainder of net patient revenues
- ✓ **Market awareness leverages high-profile professional athlete brand ambassadors who are IMAC patients and credibly address the target patient population**
- ✓ **Compelling opportunity from BioFirma with FDA RMAT and existing stem cell products**
- ✓ **Momentum demonstrated via increases in procedures and patients served**

Appendix: Case Studies

Case Study: Herniated Disc*

40-year-old female patient with back and neck pain; some tingling and loss of feeling in leg

Case

Female experiencing discomfort in neck and back, including some tingling in her legs

Patient

Patient responded to an advertisement for neck pain
She is not a candidate to see an orthopedic surgeon


P

IMAC Evaluation

The image shows a bulging disc in her neck as the likely source of pain
At age 40 she is too young for surgery and unlikely to be pre-authorized by insurance carriers

Result

IMAC protocols got disc back into position and secured the disc with regenerative therapies in 10 weeks.
Patient regained feeling in 3 days and was pain-free in 8 days.

* Results vary patient to patient and this is not intended to be a claim of efficacy in any unrelated case.

Case Study: Arthritis / Knee Replacement*

72-year-old female patient with significant knee pain from bone-on-bone grinding

Case

Female experiencing discomfort in knee
Surgeon prescribed total knee replacement

Patient

Patient researched knee surgery alternatives online and responded to an IMAC advertisement

IMAC Evaluation

Practitioners review patient MRI and confirm diagnoses of bone-on-bone knee

Before | **After**


Mar 3, 1943 72 F
Sep 2, 2014 11:34:22 AM
Mar 3, 1943 72 F
Oct 21, 2015 2:49:18 PM

No Space Bone-on-Bone

New Cartilage Creates Space

IMAC Treatment

Patient goes through 12 weeks of treatments, twice in 13 months

Result

IMAC treatment successfully grew cartilage to space out bone grinding and alleviated all pain. Patient experienced relief after just 2 weeks of treatment.

* Results vary patient to patient and this is not intended to be a claim of efficacy in any unrelated case.

NeoCyte – greater viability and higher cytokine production*

Target	Concentration ± SD (pg/ml)
FGF-basic	131 ± 35
IL-1ra	25,000 ± 3,000
SCF	106 ± 3
VEGF	796 ± 103


LIVEYON

Target	*Concentration ± SD (pg/ml)*
FGF-basic	*5.4 ± 2.0*
IL-1ra	*1974.0 ± 63.7*
SCF	*6.9 ± 0.8*
VEGF	*33.6 ± 3.7*

Chronic steroid withdrawal syndrome. 5 years conventional medicine with no improvement



1 week after 1 IV dose of NeoCyte



* Results vary patient to patient and this is not intended to be a claim of efficacy in any unrelated case.